Exhibit 5.2

[LIONEL SAWYER & COLLINS LETTERHEAD]

Las Vegas Sands Corp.

Las Vegas Sands, Inc.

Venetian Casino Resort, LLC

Venetian Marketing, Inc.

Venetian Venture Development, LLC

Venetian Operating Company, LLC

Mall Intermediate Holding Company, LLC

Lido Intermediate Holding Company, LLC

Lido Casino Resort, LLC

Venetian Transport, LLC

3355 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Paul, Weiss, Rifkind, Wharton & Garrison

1285 Avenue of the Americas

New York, New York 10019-6064

Re:    Registration Statement on Form S-4

Ladies and Gentlemen:

In connection with the above-referenced Registration Statement on Form S-4 (the “Registration Statement”) filed by Las Vegas Sands Corp., a Nevada corporation (“LVSC”), Las Vegas Sands, Inc., a Nevada corporation, Venetian Casino Resort, LLC, a Nevada limited liability company (“Venetian”), Lido Casino Resort, LLC, a Nevada limited liability company, Venetian Marketing, Inc., a Nevada corporation, Venetian Venture Development, LLC, a Nevada limited liability company, Venetian Operating Company, LLC, a Nevada limited liability company (the “Nevada Guarantors”), Mall Intermediate Holding Company, LLC, a Delaware limited liability

LIONEL SAWYER & COLLINS ATTORNEYS AT LAW The addresses listed on the first page hereof June 6, 2005 Page 2 company, Lido Intermediate Holding Company, LLC, a Delaware limited liability company, and Venetian Transport, LLC, a Delaware limited liability company, (the “Delaware Guarantors” and with the Nevada Guarantors, the “Guarantors”), with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder, we have been requested to render our opinion as to the following matters. The Registration Statement relates to the registration under the Act of LVSC’s 6.375% Mortgage Notes due 2015 (the “New Mortgage Notes”) and the guarantees of each of the New Mortgage Notes by the Guarantors (the “Guarantees”). The New Mortgage Notes are to be offered in exchange for LVSC’s outstanding 6.375% Mortgage Notes due 2015 (the “Existing Mortgage Notes”). The New Mortgage Notes will be issued by LVSC pursuant to the terms of the Indenture (the “Mortgage Notes Indenture”), dated as of February 10, 2005, among LVSC, as Issuer, the Guarantors, as Mortgage Notes Guarantors, and U.S. Bank National Association, as Mortgage Notes Trustee (the “Mortgage Notes Trustee”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Registration Statement.

In connection with this opinion, we have examined originals, conformed copies or photocopies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i) the Registration Statement;

(ii) the Mortgage Notes Indenture included as Exhibit 4.1 to the Registration Statement; and

(iii) the proposed form of the New Mortgage Notes (including the Guarantees set forth therein).

In addition, we have examined: (i) such corporate or limited liability company records, as the case may be, of LVSC and each Nevada Guarantor as we have considered appropriate, each certified to our satisfaction; and (ii) such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions hereinafter expressed.

In our examination of the aforesaid documents and in rendering the opinions set forth below, we have assumed, without independent investigation, (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of validly existing agreements or other documents, the authenticity of all such latter documents and the legal capacity of all individuals who have executed any of the documents which we examined, (ii) that the New Mortgage Notes will be issued as described in the Registration Statement, (iii) that the Mortgage Notes Indenture represents a valid and binding

LIONEL SAWYER & COLLINS ATTORNEYS AT LAW The addresses listed on the first page hereof June 6, 2005 Page 3 obligation of the Mortgage Notes Trustee, (iv) that the New Mortgage Notes will be in substantially the forms presented to us and that any information omitted from any such form will be properly added, (v) that the execution, delivery and performance of the Mortgage Notes Indenture is within the power of the Delaware Guarantors, such documents have been duly authorized, executed and delivered by the Delaware Guarantors and will not violate or result in a breach of any term or provision of any agreement, judgment, decree or administrative order to which the Guarantors are subject, (vi) that each of the provisions of each of the Documents which is to be governed by the laws of the State of New York represents, or will represent, as applicable, a legal, valid and binding obligation of LVSC and each Guarantor, as the case may be, enforceable against LVSC and each such Guarantor in accordance with its terms, and (vii) the following contacts between the State of New York and the transactions contemplated by the Mortgage Notes Indenture and related documents: (a) substantial negotiations relating to such transactions have taken place in the State of New York, (b) the closing of the initial transactions evidenced by the Mortgage Notes Indenture occurred, and the exchange of the New Mortgage Notes for the Existing Mortgage Notes will occur, in the State of New York, (c) the Mortgage Notes Indenture was executed in the State of New York, (d) LVSC’s primary legal counsel has its offices in the State of New York, and (e) many of the holders of the Existing Mortgage Notes are located in the State of New York. We have relied upon the factual matters contained in the representations and warranties of LVSC and the Guarantors made in the Documents and upon certificates of public officials and officers of LVSC and the Guarantors.

In addition, we have assumed that filings complying with any and all state securities or Blue Sky laws in connection with the exchange of the New Mortgage Notes for the Existing Mortgage Notes will occur concurrently with the exchange of the New Mortgage Notes for the Existing Mortgage Notes contemplated by the Registration Statement and the Mortgage Notes Indenture and within the time period prescribed by such regulations and/or laws.

Based on the foregoing, and subject to the assumptions, exceptions and qualifications set forth herein, we are of the opinion that:

1. The execution, delivery and performance of each Document entered into by LVSC, for itself and in its capacity as managing member of Venetian, Venetian for itself and in its capacity as sole member or shareholder of each Guarantor as applicable, and the Nevada Guarantors has been duly authorized by all necessary corporate or limited liability company action.

2. The execution and delivery by LVSC and the Nevada Guarantors of each Document to which they are a party and the consummation by LVSC and each Nevada Guarantor of the transactions contemplated thereby do not violate or result in a breach of or default under such party’s articles of incorporation, articles of organization, by-laws, or operating

LIONEL SAWYER & COLLINS ATTORNEYS AT LAW The addresses listed on the first page hereof June 6, 2005 Page 4 agreements, as the case may be, or any applicable Nevada state or local law or regulation or any laws relating to gaming that are applicable to LVSC or the Nevada Guarantors.

3. The Mortgage Notes Indenture has been duly and validly authorized, executed and delivered by LVSC and the Nevada Guarantors.

4. Upon completion of the exchange contemplated by the Registration Statement and the Mortgage Notes Indenture, the New Mortgage Notes will be duly authorized, executed and delivered by LVSC and the Nevada Guarantors.

5. To the extent governed by Nevada law, each of the provisions of the Mortgage Notes Indenture which is to be governed by the laws of the State of Nevada represents a legal, valid and binding obligation of LVSC and each of the Guarantors enforceable against LVSC and each such Guarantor in accordance with its terms, except that certain provisions of the above-referenced document may not be enforceable in whole or in part under the laws of the State of Nevada, but the inclusion of such provisions does not affect the validity of such document and such document contains adequate provisions for enforcing payment of the monetary obligations of LVSC under the New Mortgage Notes and for the practical realization of the rights and benefits afforded thereby, provided such enforcement is conducted in accordance with the procedures established by the laws of the State of Nevada.

6. Upon completion of the exchange contemplated by the Registration Statement and the Mortgage Notes Indenture and to the extent governed by Nevada law, each of the provisions of the New Mortgage Notes which is to be governed by the laws of the State of Nevada will represent a legal, valid and binding obligation of LVSC, enforceable against LVSC in accordance with its terms, except that certain provisions of the above-referenced documents may not be enforceable in whole or in part under the laws of the State of Nevada, but the inclusion of such provisions does not affect the validity of such documents and such documents contain adequate provisions for enforcing payment of the monetary obligations of LVSC under the New Mortgage Notes and for the practical realization of the rights and benefits afforded thereby, provided such enforcement is conducted in accordance with the procedures established by the laws of the State of Nevada.

The foregoing opinions are subject to the following assumptions and qualifications:

a. The enforceability of the Mortgage Notes Indenture and the New Mortgage Notes is subject to (i) bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and other similar laws affecting the rights of creditors generally, (ii) compliance with Nevada gaming laws, and (iii) general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

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b. Nothing herein shall be deemed an opinion as to the effect of a finding by the Nevada Gaming Commission or the Nevada Gaming Control Board that any third party to the Documents is unsuitable.

c. Nothing herein shall be deemed an opinion as to the laws of any jurisdiction other than the State of Nevada.

This Opinion Letter is intended for the use of the addressees in connection with the registration of the New Mortgage Notes and Guarantees. We hereby consent to the use of our name in the Registration Statement and in the prospectus contained in the Registration Statement as it appears in the caption “Validity of the Notes” and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in a category of persons whose consent is required pursuant to Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/    LIONEL SAWYER & COLLINS